Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between John Edward Duffy (the “Executive”) and Hickory Tech Corporation (the “Company”) as of this 2 day of June, 2006 (the “Execution Date”).

WHEREAS, Executive has tendered and the Company has accepted Executive’s resignation from his positions as an employee, officer and director of the Company and its subsidiaries effective upon the close of business on June 30, 2006 (the “Separation Date”); and

WHEREAS, Executive and the Company desire to fully and finally settle all issues, differences and actual or potential claims between them, including, but in no way limited to, any claims that might arise out of Executive’s employment with the Company, and the cessation thereof;

NOW THEREFORE, in consideration of the mutual promises contained herein, Executive and the Company agree as follows:

1.             Resignation. Executive represents, understands and agrees that his employment with the Company will end effective upon the close of business on the Separation Date, and that he ended his employment voluntarily by submitting his resignation. Executive further acknowledges his resignation as a director of the Company and from any other office or position he may hold with the Company or any of its subsidiaries or affiliates.

2.             Separation Benefits. The Company agrees to provide Executive the following payments and benefits:

A.            Within seven (7) days following the expiration of the revocation periods specified in Section 4F of the Agreement below as well as in the General Release to be provided by Executive pursuant to Section 4H below, Company will pay to Executive the gross sum of Two Hundred Forty-Five Thousand Dollars ($245,000.00) in a single, lump sum payment, subject to all applicable taxes, withholding and deductions.

B.            Executive acknowledges that he has been notified of his rights to continue in effect certain employer-provided insurance benefit coverages pursuant to COBRA. In the event that Executive elects to continue his current group health and dental benefit coverage in effect pursuant to COBRA, the Company will pay the amounts due for continuation premium payments on behalf of Executive for such coverage for a period ending upon the earlier of (i) the date Executive becomes eligible for group health and dental coverage provided by another employer, or (ii) June 30, 2007.

C.            Executive shall also be paid all amounts remaining due for earned, unused vacation as of the Separation Date.

D.            The Company will continue to provide to Executive the communications services package currently provided by the Company to Executive at his residence on the same basis as currently in effect for so long as Executive continues to reside at that location or for a period of twelve (12) months following the Separation Date, whichever is earlier.

E.             The payments and benefits to be provided by the Company to Executive pursuant to this Section 2 of the Agreement shall be in lieu of, and shall discharge, any obligations of the Company to the Executive for compensation, earned, unused vacation or any other expectation of remuneration on the part of the Executive.

3.             Restrictive Covenants. As an essential inducement to the Company to enter into this Agreement, and as consideration for the foregoing promises of the Company, Executive agrees as follows:

A.            Executive acknowledges that during his employment with the Company, he has been exposed to, or acquired, Confidential Information as defined hereafter in this subparagraph. Executive understands and agrees that such Confidential Information has been disclosed to him in confidence and for the sole benefit of the Company. Executive agrees that commencing on the date of this Agreement he (i) will diligently protect the confidentiality of all Confidential Information, (ii) will not disclose or communicate any Confidential Information to any third party without the consent of the Company, and (iii) will not make use of Confidential Information on his own behalf or on behalf of any third party. In view of the nature of Executive’s employment and the nature of the Confidential Information which Executive received during such employment, Executive agrees that any unauthorized disclosure or use of such information to or on behalf of third parties would cause irreparable harm to the confidential status of such information and to the Company and that, therefore, the Company shall be entitled to an injunction prohibiting Executive from any such disclosure, use, or threatened disclosure or use. When Confidential Information becomes generally available to the public by means other than Executive’s acts or omissions, it is no longer subject to this Agreement. Executive expressly acknowledges that the undertakings set forth in this subparagraph shall survive the expiration or termination of other agreements or duties in this Agreement. As used in this Agreement, “Confidential Information” means information not generally available to the public concerning (i) the Company’s trade secrets, (ii) the contents or duration of the Company’s agreements with third parties, (iii) the Company’s financial results or other financial matters, and (iv) the sales and marketing practices and strategies of the Company or its business plans.

B.            During the period ending on a date that is two years following the Separation Date, Executive agrees:

(1)           that he will not, directly or indirectly, engage in any Competing Business Activity on his own behalf or as a partner, shareholder (except by ownership of less than five percent (5%) of the outstanding stock of a publicly held corporation), director, trustee, principal, agent, officer, employee, consultant, or otherwise of any person or entity which is engaged in competition with the Company or any of its subsidiaries and is operating within the same geographical areas in which the Company or any of its subsidiaries are operating as of the Separation Date. For purposes of this Agreement, “Competing Business Activity” shall mean Executive’s involvement in, or supervision of others involved in, the provision, promotion, marketing or sales of products or services similar to those provided by the Company to any of its current or prospective customers or within its existing sales and service territories;

(2)           that he will not, directly or indirectly, assist, solicit, entice, or induce (or assist any other person or entity in soliciting, enticing, or inducing) any customer or potential customer (or agent, employee, or consultant of any customer or potential customer) with whom the Executive had contact in the course of his employment with the Company to deal with a competitor of the Company;

(3)           that he will not, directly or indirectly, in any manner, solicit, assist or encourage (or assist any other person or entity in soliciting or encouraging) any other officer or employee of the Company to work or otherwise provide services for the Executive or for any entity in which the Executive participates in the ownership, management, operation, or control of, or is connected with in any manner as an independent contractor, consultant, or otherwise.

(4)           Executive acknowledges that a breach or threatened breach of any portion of this Section 3B will cause irreparable harm to the Company and could not be compensated by money damages. Accordingly, the Executive specifically agrees that the

Company shall be entitled to injunctive relief to enforce the provisions of this Section 3B and that such relief may be granted without the necessity of proving actual damages. The Company’s rights with respect to obtaining injunctive relief, however, will not diminish its rights to pursue any other available remedies for such breach or threatened breach, including the recovery of actual damages.

(5)           Should any court of competent jurisdiction determine that any of the covenants set forth in this Section 3B are overbroad or otherwise invalid in any respect, the parties agree that the court so holding shall revise such covenant in time or in area, or in both, or in any other manner which the court determines sufficient to render the covenant enforceable against the Executive, and shall then enforce the same to that more limited extent.

4.             Release of Claims by Executive. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the Company’s hiring of Executive, Executive’s employment with the Company, Executive’s compensation while employed with the Company, and the termination of Executive’s employment with the Company. Executive agrees that in exchange for the Company’s promises in this Agreement and in exchange for the consideration paid to Executive by the Company as described above, Executive, on behalf of himself and his heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, assigns, parent companies, affiliates, subsidiaries, and related companies, and their respective officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the Company’s hiring of Executive, Executive’s compensation while employed with the Company, Executive’s employment with the Company, the termination of Executive’s employment with the

Company, and any other actions, decisions, alleged omissions, or events occurring on or prior to the Execution Date.

A.            Executive understands and agrees that his release of claims in this Agreement includes, but is not limited to, any claims he may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, or any other federal, state, or local statute, ordinance, or law.

B.            Executive also understands that he is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, violation of Minn. Stat. §176.82, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

C.            Executive agrees that he will not institute any lawsuit against the Released Parties arising from or relating to the Company’s hiring of Executive, Executive’s employment with the Company, Executive’s compensation while employed with the Company, the termination of Executive’s employment with the Company, or any other actions, decisions, alleged omissions, or events occurring prior to Executive’s signing of this Agreement.

D.            To the extent required by law, nothing contained in this Section 4 will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the Company’s hiring of Executive, Executive’s employment with the Company, Executive’s compensation while employed with the Company, the termination of Executive’s employment with the Company, or any other actions, decisions, alleged omissions, or events occurring prior to Executive’s signing of this Agreement.

E.             Notwithstanding any of the foregoing, the Executive’s release of claims shall not apply with respect to any rights or claims which Executive may have under the terms of this Agreement or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company’s benefit plans or to the Executive’s right to be indemnified by the Company pursuant to the terms of its bylaws and applicable law.

F.             Executive may revoke his release of claims, insofar as it extends to potential claims under the Age Discrimination in Employment Act and/or the Minnesota Human Rights Act, by informing the Company of his intent to revoke his release within fifteen (15) calendar days following his execution of this Agreement. Executive understands that any such revocation must be stated in writing and delivered by hand or by certified mail-return receipt requested within the fifteen (15) day period to Mary Jacobs, Vice President of Human Resources, Hickory Tech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248. If Executive exercises his right to revoke or rescind, the Company may, at its option, either nullify this Agreement in its entirety, or keep it in effect in all respects other than as to that portion of Executive’s release of claims that he has revoked or rescinded. Executive understands that, if the Company chooses to nullify the Agreement in its entirety, the Company will have no obligations under this Agreement to Executive or to others whose rights derive from Executive, and Executive will be required to repay to the Company any payments made to him or any benefits conferred upon him pursuant to the Agreement prior to the date of his revocation or rescission.

G.            This Agreement shall not become effective or enforceable until the revocation period identified above, as well as the revocation period contained in the General Release to be provided by Executive pursuant to Section 4H below, have expired. The terms of this Agreement shall be open for acceptance by Executive for a period of twenty-one (21) calendar days, during which time Executive has been advised to consult with legal counsel of his choosing and to consider whether to accept the Company’s offer and sign the Agreement.

H.            Further, in consideration of the terms of this Agreement and Executive’s continuing employment through the Separation Date, Executive will also execute and return to the Company a Mutual General Release in the form attached hereto as Exhibit A, covering any and all claims that Executive may have against the Company as a result of any matter, fact or thing occurring during the period from the Execution Date through the Separation Date.

5.                Release of Claims by Company. The Company unconditionally releases and discharges Executive, his agents, heirs, and representatives from any and all claims, demands, actions, liability, damages or rights of any kind arising out of or resulting from any matter, fact or thing occurring prior to the Execution Date. Notwithstanding any of the foregoing, the Company’s release of claims shall not apply with respect to any rights or claims which the Company may have under the terms of this Agreement or to any claims which the Company may have as a result of any regulatory or compliance matters or claims brought by third parties on the basis of any facts or circumstances not previously disclosed by Executive to the Board of Directors of the Company. Executive warrants and represents that he has not engaged in any activities during his employment with the Company that he reasonably believes would constitute a regulatory or compliance violation or provide the basis for a third party claim against the Company. Further, in consideration of the terms of this Agreement, the Company will also execute and return to Executive a Mutual General Release in the form attached hereto as Exhibit A, covering any and all claims that the Company may have against Executive as a result of any matter, fact or thing occurring during the period from the Execution Date through the Separation Date.

6.             Company Property. Executive agrees that, within five (5) business days following the Separation Date, he shall return to the Company all Company books, records or other property in his possession or under his control which to date has not already been returned.

7.             Condition of Payments. It is agreed that the payments and benefits specified in Section 2 of this Agreement to be provided by the Company to Executive are subject to forfeiture in the event that Executive violates the obligations to the Company as specified in Section 3 of the Agreement above.

8.             Confidentiality of Agreement. Executive agrees that he will keep the terms of this Agreement strictly confidential, and that he will not disclose these terms to third persons except to the extent required by law. Notwithstanding the foregoing, Executive may disclose the terms of this Agreement to his spouse, attorney, tax advisor and, upon inquiry, may disclose the terms of Section 3 of the Agreement to prospective or future employers.

9.             Entire Agreement. This Agreement, together with the Mutual General Release to be provided pursuant to Section 4H above, contain the entire understanding between the parties with respect to Executive’s employment with the Company and his separation from employment with the Company. Executive hereby affirms that his rights to payments or benefits from the Employer by reason of such separation are specified exclusively and completely by this Agreement. Any modification of, or addition to, this Agreement must be in writing signed by Executive and by an authorized representative of the Company.

10.           Non-admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against the Company. The Company specifically disclaims any liability to, or wrongful acts against, Executive or any other person, on the part of itself, its directors, its officers, its employees, investors, representatives or agents.

11.           Non-assignability. This Agreement is personal to Executive and may not be assigned by Executive without the written agreement of the Company. This Agreement shall be binding on the Company, its successors and assigns.

12.           Third Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any person any rights, remedies or entitlements of any nature whatsoever. However, if Executive is deceased prior to the Company’s payment to him in full of the cash amounts owed to him under this Agreement, any such amounts remaining due shall be paid by the Company to Executive’s estate.

13.           Choice of Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota.

14.           Executive’s Acknowledgement. Executive acknowledges and agrees that he has received and read this Agreement with the attached Exhibit A, that the provisions of the Agreement are understandable to him, and that he fully appreciates and understands the meaning of the terms of this Agreement and their effect. Executive acknowledges and agrees that he has been provided with a reasonable and sufficient period of twenty-one (21) days within which to consider whether or not to accept this Agreement and that he has been advised to, and is fully aware of his right to, consult with an attorney for advice in connection with this Agreement prior to signing the Agreement. Executive acknowledges that he has entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

/s/ John Edward Duffy
John Edward Duffy

Hickory Tech Corporation

By	/s/ Starr J. Kirklin

Its	Chairman